Exhibit 99.1

PetVivo Signs Exclusive Sales and Marketing Agreement with VetStem for PrecisePRP® Canine and Equine Products

MINNEAPOLIS, MN, Feb. 14, 2025 (GLOBE NEWSWIRE) — PetVivo Holdings, Inc. (OTCQB: PETV; OTCPINK: PETVW), a leader in innovative veterinary medical solutions, has entered into an Exclusive License and Supply Agreement with VetStem, Inc. to commercialize VetStem’s innovative allogeneic orthobiologic products, PrecisePRP® canine and PrecisePRP® equine.

PrecisePRP® is a first-in-class off-the-shelf platelet-rich plasma (PRP) product designed for use by veterinarians. It is a leucoreduced, allogeneic, pooled, freeze-dried PRP intended to provide a species-specific source of concentrated platelets in plasma for intra-articular administration in dogs and horses. Unlike any PRP mechanical kits currently on the market. PrecisePRP™ does not require a blood draw or centrifugation making it a truly off-the-shelf product that is easy and convenient. Perhaps more important is the uniformity and consistency that PrecisePRP® guarantees. Each vial of PrecisePRP® contains a consistent dose of 4 billion platelets per vial at a concentration of 500,000 platelets per microliter and is leucoreduced with less than 1500 white blood cells per microliter.

To significantly minimize safety risks, all dog and horse donors are screened according to the FDA CVM Guidance 254. Along with infectious disease screening, donors are tested for blood type and plasma antibody to red blood cells, providing a low risk of transfusion reaction. At the request of the FDA, two randomized placebo-controlled safety studies were conducted in dogs and horses. There were no treatment-related adverse events reported in dogs or horses after treatment with PrecisePRP®.

“This is a game changer for veterinarians and their ability to treat their patients with PRP”, said Mike Eldred, PetVivo Board Member. “This innovative, and FDA reviewed product, will be a great addition to Spryng™ with OsteoCushion™ technology, and supports our strategy to be the leader in veterinary medical devices and regenerative medicine.”

“PetVivo is an innovation-driven veterinary company with a passionate vision to bring regenerative medicine to the practicing veterinarian. Their approach to delivering practical solutions to everyday clinical challenges is what convinced us to award them an exclusive commercialization contract for our flagship PrecisePRP® products” said VetStem’s CEO Dr. Bob Harman.

Spryng® with OsteoCushion® Technology. Spryng is an intra-articular injectable veterinary medical device composed of sterilized, extra-cellular matrix microparticles. The microparticles of Spryng have been found to adsorb onto the joint synovial lining of animals and subsequently integrate with the animal’s subsynovial tissue. Such action promotes the restoration of proper joint mechanics, thereby aiding in the management of noninfectious sources of joint pain such as joint instability, degenerative joint disease and osteoarthritis.

About PetVivo

PetVivo Holdings, Inc. (OTCQB: PETV; OTCPINK: PETVW) is a biomedical device company focused on the manufacturing, commercialization, and licensing of innovative medical devices and therapeutics for companion animals. The company employs a strategy of adapting human therapies for companion animals, enabling a more efficient path to market. PetVivo’s flagship product, Spryng™ with OsteoCushion™ Technology, is a veterinarian-administered injectable designed to manage joint-related afflictions, including osteoarthritis, in cats, dogs, and horses. With a robust pipeline of products and a portfolio of 21 patents, PetVivo is dedicated to improving the health and quality of life of companion animals. For more information about PetVivo and its groundbreaking Spryng with OsteoCushion Technology, email info1@petvivo.com or visit www.petvivo.com or www.sprynghealth.com.

About VetStem

VetStem, Inc. is a veterinarian-led company established in 2002 to bring regenerative medicine to the veterinary profession. Based near San Diego, California, this privately held biopharmaceutical enterprise offers veterinarians a range of regenerative modalities, including autologous stem cell processing from patients’ own fat tissue. With over 15 years of expertise and thousands of treatments for joint, tendon, and ligament issues, VetStem has made regenerative medicine a therapeutic reality. The VetStem team is dedicated to developing clinically practical and affordable solutions that harness the natural restorative abilities of living organisms. In addition to its own patents, VetStem holds exclusive global veterinary licenses to a significant portfolio of patents in regenerative medicine and is in the late stages of approval of additional regenerative medicine solutions for the veterinarian. For additional information visit www.vetstem.com.

Disclosure Information

PetVivo uses and intends to continue to use its Investor Relations website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the company’s Investor Relations website, in addition to following the company’s press releases, SEC filings, public conference calls, presentations and webcasts.

Forward-Looking commercial Statements

The foregoing information regarding PetVivo Holdings, Inc. (the “Company”) may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

John Lai, CEO

PetVivo Holdings, Inc.

Email Contact

Tel (952) 405-6216

PrecisePRP®

PetVivo Holdings, Inc.